EXHIBIT 99.01

News Release
Media Contacts:
Donna Ledbetter
HealthMarkets Corporate Communications
(817) 255-5405
Donna.Ledbetter@healthmarkets.com
www.HealthMarkets.com
Doug Holt
For HealthMarkets
(312) 596-3487
Doug.Holt@bm.com
Michael Boxer Joins HealthMarkets as CFO
Current CFO, Mark Hauptman, Takes on New Leadership Role
North Richland Hills, Texas — September 28, 2006 — HealthMarkets, a leading provider of affordable health and life insurance to the self-employed, individuals and small businesses, announced Thursday the appointment of Michael Boxer as the Company’s Chief Financial Officer.
Boxer has more than 20 years experience in finance, and he has previously served as CFO at two public companies. Most recently, Boxer was President of The Enterprise Group Ltd., a health care financial advisory firm.
Prior to The Enterprise Group Ltd, Boxer served as Executive Vice President and Chief Financial Officer of Mariner Health Care, Inc., a $1.7 billion skilled nursing company, from 2003 until its sale in 2004. During his tenure, he increased shareholder value and implemented a centralization of internal processes. Prior to Mariner, Boxer was Senior Vice President and Chief Financial Officer at Watson Pharmaceuticals, Inc. Boxer earned his MBA from the University of Chicago and holds a B.S. in Business Administration from Colorado State University.
“Michael’s strategic mindset and breadth of experience in managing both financial and operational aspects of an organization will be valuable to HealthMarkets,” said HealthMarkets President and CEO William J. Gedwed. “This, combined with his enthusiasm for the Company, makes him an important addition to our team.”
Effective immediately, Mark Hauptman, who has served as HealthMarkets’ CFO since 2002, becomes an Executive Vice President of HealthMarkets’ Agency Marketing Group. Hauptman will also continue as a HealthMarkets officer, as well as a Director and Vice President of The MEGA Life and Health Insurance Company, Mid-West National Life Insurance Company of Tennessee (based in Texas), and The Chesapeake Life Insurance Company.

“Over the past several months Mark has expressed a desire to move to the operations side of the business,” commented Bill Gedwed. “Obviously, we are very pleased and fortunate to be able to tap Mark’s depth of knowledge and broad experience at HealthMarkets by making this new assignment.”
“I am looking forward to having a new focus and new challenges within the company with this new leadership role,” said Hauptman. “Our Agency Marketing Group (“AMG”) is our number one asset, and I am excited to be working with AMG as we continue to build upon their success.”
Hauptman started with HealthMarkets, then known as UICI, in 1988 as the accounting manager for the Life Division in Oklahoma City. In 1989, he became corporate controller at HealthMarkets’ corporate headquarters. In 1998 he became the CFO for the Self-Employed Agency Division at the Insurance Center, now known as the Administrative Services Group (ASG). He moved back to the corporate side in 2001 as the Chief Accounting Officer and was later promoted to CFO. Hauptman received a B.S. in Accounting from Illinois State University.
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About HealthMarkets
HealthMarkets, headquartered in North Richland Hills, Texas, is a provider of health and life insurance products to individuals, families, students, the self-employed and small businesses. HealthMarkets offers products and services through its subsidiaries: The MEGA Life and Health Insurance Company, Mid-West National Life Insurance Company of Tennessee and The Chesapeake Life Insurance Company. The Company’s offerings include individual and self employed health insurance, small employer group health insurance, student health insurance, life insurance and reinsurance. Through its Consumer Guided Health Insurance plans, HealthMarkets seeks to provide affordable and accessible health coverage to individuals and small businesses. As of April 5, 2006, the company is owned by of a group of private equity investors, including The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners, members of management and the Company’s dedicated, licensed agents through the Company’s agent stock accumulation plans. For more information, visit www.healthmarkets.com.